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                                                  Exhibit 5.2

                                  September 21, 1998






Aliant Communications Inc.
1440 M Street
Lincoln, NE 68508

Gentlemen:

     As General Counsel for Aliant Communications Inc., a Nebraska corporation (the "Company"), we have been asked to provide certain legal opinions as set forth below, with respect to a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale by the Company of up to 300,000 shares of Common Stock, $.25 par value, of the Company (the "Common Stock"), and the associated rights to purchase shares of Common Stock accompanying each share of the Common Stock (the "Rights"), in the manner set forth in the Registration Statement and Prospectus, and pursuant to the Employee and Stockholder Dividend Reinvestment and Stock Purchase Plan (the
"Plan").   The terms of the Rights are set forth in that certain Rights
Agreement dated as of June 21, 1989, by and between the Company and Mellon Securities Trust Company, as rights agent, as amended by Amendments No. 1 and No. 2, dated September 7, 1989, and June 15, 1993, respectively (the "Rights Agreement").

     In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus; (b) the Articles of Incorporation and the Amended and Restated By-Laws of the Company, as amended to the date hereof; (c) the Rights Agreement; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to any facts material to the opinions set forth herein which we did not independently verify, we have relied upon statements and


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representations of officers and other representatives of the Company and on certificates of public officials.

     Based upon and subject to the foregoing, and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that:

     1. The Company is a corporation in good standing under the Nebraska Business Corporation Act, as amended (the "Act").

     2. The 300,000 shares of Common Stock of the Company which are being registered pursuant to the Registration Statement, when delivered and paid for in the manner and for the consideration stated in the Prospectus and the Plan, will be validly issued, fully paid and nonassessable under the Act.

     3.   The Rights are validly issued under the Act.

     This opinion is limited to the matters expressly set forth herein and no opinion may be inferred or implied beyond the matters so expressly stated. No opinions are expressed with respect to the effect of any subsequent change in the laws or facts referred to herein, and we assume no obligation to advise you of any such change. This opinion expresses only our legal opinion and does not constitute and should not be relied upon as a guarantee.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not thereby admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act. No person other than the Company and Skadden, Arps, Slate, Meagher & Flom (Illinois) (with respect to matters of Nebraska law, except Nebraska securities law) may rely hereon.

                              Very truly yours,



                              WOODS & AITKEN



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